Filed Pursuant to Rule 433

Registration No. 333-143180

FINAL TERM SHEET

January 29, 2008

$4,000,000,000

AT&T Inc.

4.95% GLOBAL NOTES DUE 2013

5.50% GLOBAL NOTES DUE 2018

6.30% GLOBAL NOTES DUE 2038

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	4.95% Global Notes due 2013, 5.50% Global Notes due 2018, and 6.30% Global Notes due 2038 (collectively, the “Notes”)

TRADE DATE:	January 29, 2008

SETTLEMENT DATE (T+3):	February 1, 2008

MATURITY DATE:	January 15, 2013, at par, for 4.95% Global Notes due 2013 February 1, 2018, at par, for 5.50% Global Notes due 2018 January 15, 2038, at par, for 6.30% Global Notes due 2038

AGGREGATE PRINCIPAL AMOUNT OFFERED:	Global Notes due 2013: $750,000,000 Global Notes due 2018: $2,500,000,000 Global Notes due 2038: $750,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2013: 101.975% Global Notes due 2018: 99.780% Global Notes due 2038: 97.713%

GROSS SPREAD:	Global Notes due 2013: 0.35% Global Notes due 2018: 0.45% Global Notes due 2038: 0.875%

PRICE TO AT&T INC.:	Global Notes due 2013: 101.625% Global Notes due 2018: 99.330% Global Notes due 2038: 96.838%

NET PROCEEDS:	Global Notes due 2013: $762,187,500 Global Notes due 2018: $2,483,250,000 Global Notes due 2038: $726,285,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $900,000 of AT&T Inc.’s expenses

INTEREST RATE:	Global Notes due 2013: 4.95% per annum Global Notes due 2018: 5.50% per annum Global Notes due 2038: 6.30% per annum

INTEREST PAYMENT DATES:	Global Notes due 2013: January 15 and July 15 Global Notes due 2018: February 1 and August 1 Global Notes due 2038: January 15 and July 15

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2013, the Global Notes due 2018, or the Global Notes due 2038, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 25 basis points for Global Notes due 2013, at a rate equal to the sum of the Treasury Rate plus 25 basis points for Global Notes due 2018 and at a rate equal to the sum of the Treasury Rate plus 30 basis points for Global Notes due 2038.

RATINGS:	Moody’s: A2 (Stable), S&P: A (Stable), Fitch: A (Stable)

JOINT BOOKRUNNERS:	Banc of America Securities LLC Citigroup Global Markets Inc. Lehman Brothers Inc.

ALLOCATION:

Underwriters	Principal Amount of the 2013 Notes		Principal Amount of the 2018 Notes		Principal Amount of the 2038 Notes
Banc of America Securities LLC		U.S.$180,000,000		U.S.$600,000,000		U.S.$180,000,000
Citigroup Global Markets Inc.		180,000,000		600,000,000		180,000,000
Lehman Brothers Inc.		180,000,000		600,000,000		180,000,000
Credit Suisse Securities (USA) LLC		40,000,000		133,334,000		40,000,000
Mitsubishi UFJ Securities International plc		40,000,000		133,333,000		40,000,000
UBS Securities LLC		40,000,000		133,333,000		40,000,000
Blaylock & Co. Inc.		15,000,000		50,000,000		15,000,000
Goldman, Sachs & Co.		15,000,000		50,000,000		15,000,000
Greenwich Capital Markets, Inc.		15,000,000		50,000,000		15,000,000
Loop Capital Markets, LLC		15,000,000		50,000,000		15,000,000
Wachovia Capital Markets, LLC		15,000,000		50,000,000		15,000,000
The Williams Group, L.P.		15,000,000		50,000,000		15,000,000

Total	U.S.$	750,000,000	U.S.$	2,500,000,000	U.S.$	750,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated January 29, 2008; Prospectus, dated May 23, 2007.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BANC OF AMERICA SECURITIES LLC COLLECT AT 1-800-294-1322, CITIGROUP GLOBAL MARKETS INC. TOLL FREE AT 1-877-858-5407, AND LEHMAN BROTHERS INC. TOLL FREE AT 1-888-603-5847.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.